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                                                                   EXHIBIT 10.20

                           VERUS SUPPORT SERVICES INC.

                                                      March 6, 2003

Refocus Group, Inc.
10300 North Central Expressway
Suite 104
Dallas, Texas 75231

Attention:    Mr. Terry Walts
              President & CEO

                        Re: VERUS CONTINGENT SUBSCRIPTION

Dear Sirs:

     Reference is made to a proposed best-efforts private placement of up to $2.5 million (the "Post-Closing Private Placement"), which would commence as soon as practicable following the closing today of the initial tranche of a private placement of units, consisting of shares of common stock and warrants to purchase common stock, of Refocus Group, Inc. (the "Company"). It is agreed that the Post-Closing Private Placement will not be subject to any minimum amount, and closings may be made thereunder from time to time as the Company's placement agent receives executed subscription agreements that are accepted by the Company.

     In order to ensure that the Company will receive at least $1.0 million in gross proceeds in the Post-Closing Private Placement, if, at the end of the six-month period following the date hereof, the Company has not received at least $1.0 million in gross proceeds in the Post-Closing Private Placement, or if the Post-Closing Private Placement has not occurred for any reason, Verus Support Services Inc., or its affiliated companies ("Verus"), agrees to subscribe for and purchase from the Company, or cause to be subscribed for and purchased, and the Company agrees to sell to Verus or its affiliates or assigns, up to such number of shares of common stock and warrants of the Company (the "Verus Contingent Subscription") such that the Verus Contingent Subscription, when added to the number of shares and warrants purchased by other investors in the Post-Closing Private Placement, will result in not less than $1.0 million in gross proceeds being received by the Company as of the end of such six-month period. It is further agreed that the terms of the Post-Closing Private Placement will be at least as favorable to the Company as the terms of the private placement which is closing today, and if the Post-Closing Private Placement has not occurred for any reason, the terms of the common stock and warrants to be purchased by Verus shall be the same terms as in the private placement of units which is closing today.

     If (i) the Company does not undertake the Post-Closing Private Placement by the date six months after the date hereof, and (ii) Verus is required to purchase or cause to be purchased $1.0 million in shares and warrants of the Company pursuant to the Verus Contingent Subscription, the Company agrees to deliver to each of Verus, or its assignee, and Kingsdale Capital Markets Inc. a warrant to purchase 200,000 shares of common stock of the Company, in the form issued in the private placement which is closing today.

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     The Company agrees to reserve a sufficient number of authorized and unissued shares of common stock of the Company so as to allow it to issue all shares of common stock subscribed in the Post-Closing Private Placement and all shares of common stock issuable upon the exercise of warrants subscribed in the Post-Closing Private Placement.

     Each of the parties hereto hereby represents and warrants, as applicable, that (a) it has all requisite power and authority to execute and deliver this letter and to perform its obligations hereunder, (b) this letter is its legal, valid and binding obligation, enforceable against it in accordance with its terms, (c) its entering into this letter and performance of the terms hereof has been duly authorized by it, (d) its entering into this letter and performance of the terms hereof will not breach or conflict with any outstanding obligation, contractual or otherwise, to which it is subject, nor will the same violate any laws or regulations of any governmental or judicial authority to which it is subject.

     This letter contains the entire agreement, and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This letter may not be changed, modified, extended or terminated except upon written amendment duly approved in writing by each of the parties hereto.

     This letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof. The parties hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if jurisdiction in such court is lacking, the courts of the State of New York sitting in New York County, as well as all appropriate appellate courts, in connection with the adjudication of any controversy or claim arising from, out of or relating to, this letter or the breach hereof.

     This letter may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     Please confirm your agreement to the foregoing by signing and returning to us an executed copy of this letter.

                                     Very truly yours,

                                     VERUS SUPPORT SERVICES INC.


                                     By:      /s/ Andrew Merkatz
                                         --------------------------------------
                                              Andrew Merkatz
                                              Managing Director and Chief
                                                Financial Officer

Accepted and Agreed:

REFOCUS GROUP, INC.

By:    /s/ Terence A. Walts
     ---------------------------------------
     Terence A. Walts
     President & CEO

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